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EXHIBIT 10.1
[EXECUTION COPY]

ASSET PURCHASE AGREEMENT

By and between

AGERE SYSTEMS INC.

As Seller

And

LATTICE SEMICONDUCTOR CORPORATION

As Buyer

Dated as of December 7, 2001

i

5.	Certain Covenants		22
	5.1	Access and Information	22
	5.2	Conduct of FPGA/FPSC Business	24
	5.3	Tax Reporting and Allocation of Consideration	25
	5.4	Business Employees	26
	5.5	Collateral Agreements; Leased Equipment	27
	5.6	Reasonable Commercial Efforts	28
	5.7	Contacts with Suppliers, Employees and Customers; Contract Replication	28
	5.8	Use of Agere Systems' or Lucent Technologies' Name	29
	5.9	Non-Solicitation of Employees	29
	5.10	Non-Competition	30
	5.11	No Negotiation or Solicitation	31
	5.12	Customer Commitments	31
	5.13	Recording of Patents	32
	5.14	Assignment of FPGA Software License	32
	5.15	Relocation of Certain Employees of the FPGA/FPSC Business	32
	5.16	Third Party Confidentiality Agreements	32
	5.17	Advice of Changes	32
	5.18	Warranty Claims and Recalls	32
	5.19	Assistance with Nonassignable Licenses	32
6.	Confidential Nature of Information		33
	6.1	Confidentiality Agreement	33
	6.2	Seller's Proprietary Information	33
	6.3	Buyer's Proprietary Information	34
	6.4	Confidential Nature of this Agreement and Collateral Agreements; Public Disclosure	34
7.	Closing		35
	7.1	Deliveries by Seller	35
	7.2	Deliveries by Buyer	35
	7.3	Closing Date	35
8.	Conditions Precedent to Closing		36
	8.1	General Conditions	36
	8.2	Conditions Precedent to Buyer's Obligations	36
	8.3	Conditions Precedent to Seller's Obligations	37
9.	Status of Agreement		37
	9.1	Survival of Representations and Warranties	37
	9.2	General Agreement to Indemnify	38
	9.3	General Procedures for Indemnification	39
10.	Miscellaneous Provisions		40
	10.1	Notices	40
	10.2	Expenses	41
	10.3	Entire Agreement; Modification	41
	10.4	Assignment; Binding Effect; Severability	41
	10.5	Governing Law	42
	10.6	Waiver of Jury Trial	42
	10.7	Execution in Counterparts	42
	10.8	Public Announcement	42
	10.9	No Third-Party Beneficiaries	42
11.	Termination and Waiver		43
	11.1	Termination	43
	11.2	Effect of Termination	43
	11.3	Waiver of Agreement	43

ii

Schedules
Schedule 1.1(b)	FPGA/FPSC Products
Schedule 2.1(X)	Physical Design Assets
Schedule 2.1(f)	Transferred Contracts
Schedule 2.1(g)	Transferred Licenses
Schedule 2.1(i)	Transferred Governmental Permits
Schedule 2.2(e)(i)	Non-Assignable Licenses
Schedule 2.2(e)(ii)	Excluded Contracts
Schedule 2.2(k)	Other Excluded Assets
Schedule 3.4(b)	Required Consents
Schedule 3.5(b)	Owned Equipment, Leased Equipment and Equipment Leases
Schedule 3.6	Governmental Permits
Schedule 3.7(a)	Real Estate
Schedule 3.8(a)	Compliance with Laws
Schedule 3.8(b)	Litigation
Schedule 3.9(a)	Business Employees
Schedule 3.9(b)	Benefit Plans
Schedule 3.10	Material Contracts
Schedule 3.11	Environmental Matters
Schedule 3.12	Revenues
Schedule 3.13	Intellectual Property
Schedule 3.16	Inventory
Schedule 3.17	Customers and Suppliers
Schedule 3.19	Affiliated Transactions
Schedule 3.20	Product Recalls
Schedule 3.21	Product Warranties
Schedule 4.4(b)	Buyer Consents
Schedule 5.2	Exceptions to Seller's Conduct of FPGA/FPSC Business
Schedule 5.5(b)	Assumed Leased Equipment
Schedule 5.5(c)	Purchased Leased Equipment
Schedule 5.5(d)	Excluded Leased Equipment
Schedule 5.12	Customer Commitments of FPGA/FPSC Business
Schedule 8.2(c)	Required Consents
Exhibits
Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Intellectual Property Agreement
Exhibit D	Form of Sublease
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Wafer Manufacturing Agreement (Orlando, FL)
Exhibit G	Form of Wafer Probe, Package Assembly, Test, Mark and Pack Agreement

iii

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of December 7, 2001 by and between AGERE SYSTEMS INC., a Delaware corporation ("Seller" or "Agere"), and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation ("Buyer").

R E C I T A L S

    A.  WHEREAS, Seller is, among other things, engaged in the FPGA/FPSC Business (as hereinafter defined);

    B.  WHEREAS, the FPGA/FPSC Business is composed of certain assets and liabilities that are currently part of, owned by, or licensed to, Seller or in respect of which Seller is currently obligated, as the case may be;

    C.  WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as hereinafter defined), and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

    D.  WHEREAS, Seller and Buyer desire to enter into an Assignment and Bill of Sale, an Assumption Agreement, the Intellectual Property Agreement, the Sublease, the Transition Services Agreement, the Wafer Manufacturing Agreement (Orlando, FL), and the Wafer Probe, Package Assembly, Test, Mark and Pack Agreement (each as hereinafter defined and collectively, the "Collateral Agreements").

    NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Definitions

    1.1  Defined Terms

    For the purposes of this Agreement the following words and phrases shall have the following meanings:

    "Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

    "Assignment and Bill of Sale" means the agreement in the form set forth as Exhibit A.

    "Assumption Agreement" means the agreement in the form set forth as Exhibit B.

    "Benefit Plan" means each Pension Plan, Welfare Plan and employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case, maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its ERISA Affiliates for the benefit of any present or former directors, officers, consultants or employees of Seller or with respect to which Seller or any of its ERISA Affiliates would have any liability or obligation.

    "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the States of New York, Oregon or Pennsylvania or any other day on which banking institutions are not required to be open in the States of New York, Oregon or Pennsylvania.

    "Business Employees" means the employees of Seller and its Affiliates identified on Schedule 3.9(a).

    "Business Records" means all books, records, reports, ledgers and files or other similar information (in any form or medium) maintained by or on behalf of Seller and primarily related to, or primarily used or held for use in, the operation or conduct of the FPGA/FPSC Business, the Purchased Assets, the Assumed Liabilities and the Transferred Employees, including product documentation, product specifications, purchasing and sale records, invoices, credit records, price lists, customer lists, vendor lists, mailing lists, warranty information, marketing requirement documents, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, research and development files and materials, data and laboratory books, invention disclosures, media materials and plates, accounting records, litigation files, product release orders, research materials and product testing reports, but excluding any such items to the extent (i) any applicable Law prohibits their transfer or (ii) they are confidential personnel or medical records.

    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

    "Closing" means the closing of the transactions described in Article 7.

    "Closing Date" means the date of the Closing as determined pursuant to Section 7.3.

    "COBRA" means Section 4980B of the Code and the regulations thereunder.

    "Code" means the U.S. Internal Revenue Code of 1986, as amended.

    "Confidentiality Agreement" means the agreement between Seller and Buyer dated July 16, 2001.

    "Contracts" means all contracts, agreements, leases, subleases, supply contracts, purchase orders, sales orders, instruments, commitments, understandings or any other arrangements, whether oral or written including any amendments, supplements or modifications thereto (i) that are primarily related to, or primarily used or held for use in the operation or conduct of the FPGA/FPSC Business, or (ii) by which the Purchased Assets may be bound, but "Contracts" shall exclude the Excluded Contracts.

    "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, encumbrance, conditional sale or other title retention agreement, covenant or other similar restriction or right affecting the Purchased Assets, whether imposed by agreement, understanding, law, equity or otherwise.

    "Environmental Law" means any Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including, without limitation, under CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such law has been amended or supplemented, and the regulations promulgated pursuant thereto, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, Environmental Laws shall mean those in effect on or prior to the date hereof and as of the Closing Date.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" means any Person other than Seller who is a member of a group under common control with the Seller who together with Seller is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

    "Excluded Contracts" means those Contracts (i) identified on Schedule 2.2(e)(ii) or (ii) that constitute a General Purchase Agreement.

    "Excluded Taxes" means any Liability for any Taxes relating to the Purchased Assets or Seller's operation and conduct of the FPGA/FPSC Business for any Pre-Closing Tax Period.

    "Fixtures and Supplies" means any furniture, furnishings and other tangible personal property that are primarily related to, or primarily used or held for use in the operation or conduct of the FPGA/FPSC Business; provided, however, that Seller may replace any such items currently used by the Transferred Employees in the Premises located in Allentown, PA with items to be located in the Premises that are subject to the Sublease which are substantially similar and comparable in quality; provided, further, that Seller shall equip the Premises that are subject to the Sublease with a sufficient number of desks, tables, chairs, file cabinets and other storage devices and office supplies for the conduct of the FPGA/FPSC Business as currently conducted.

    "FPGA" means field programmable gate array.

    "FPSC" means field programmable systems-on-a-chip.

    "FPGA/FPSC Business" means the Seller's FPGA and FPSC business, including the worldwide design, engineering, technical support, manufacturing, marketing, sales and distribution of FPGA and FPSC products (including the FPGA/FPSC Products) and optimized reconfigured cell array (ORCA) foundry development system software as carried on by Seller immediately prior to and as of the date of this Agreement with such additions or changes thereto as shall occur after the date hereof and prior to the Closing in accordance with this Agreement, but excluding any billing, order entry, fulfillment, accounting, collections and other administrative activities that are currently provided by centralized functional organizations within, or controlled by, Seller.

    "FPGA/FPSC Products" means all versions and releases of the products identified on Schedule 1.1(b).

    "General Purchase Agreements" means supply contracts or other agreements between Seller or an Affiliate of Seller and a Third Party pursuant to which Seller or an Affiliate purchases products or services from such Third Party for any of Seller's or such Affiliate's businesses other than primarily for the FPGA/FPSC Business.

    "Governmental Body" means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

    "Governmental Permits" means all governmental permits and licenses, certificates of inspection, approvals or other authorizations that are primarily related to, or primarily used or held for use in, the operation or conduct of the FPGA/FPSC Business or the Premises.

    "Hazardous Substance" means any pollutants, contaminants, wastes, toxic substances, radioactive materials, asbestos, asbestos-containing materials, PCBs, hazardous substances, petroleum and petroleum products or any fraction thereof or any other chemical, material or substance that is deemed a hazardous substance by any Governmental Body.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Intellectual Property" means any Proprietary Information and any Intellectual Property Rights.

    "Intellectual Property Agreement" means the agreement, including all schedules, annexes and exhibits thereto, in the form set forth as Exhibit C.

    "Intellectual Property Rights" means all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"), (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, (iii) all works of authorship, copyrights, mask works, and copyright and mask work registrations and applications therefor ("Copyrights"), (iv) all industrial designs and all registrations and applications therefor, (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications therefor ("Trademarks"), (vi) all databases and data collections (including knowledge databases, customer lists and customer databases), (vii) all rights in software, (viii) all rights to Uniform Resource Locators, Web site addresses and domain names, and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

    "Inventory" means (i) all inventory, wherever located, including raw materials, work in process, finished products, inventoriable supplies, parts and non-capital spare parts primarily related to, or primarily used or held for use in the operation or conduct of the FPGA/FPSC Business, (ii) any and all rights of Seller to the warranties received from suppliers of such inventory, and (iii) any and all rights of Seller to any related claims, credits and rights of recovery and setoff with respect to such inventory.

    "IRS" means the U.S. Internal Revenue Service.

    "Law" means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country, territory, domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, or of any Governmental Body.

    "Lease" means the lease for the Premises located in Allentown, Pennsylvania.

    "Leased Equipment" means all equipment, computers, servers, machinery and other tangible personal property (including any related spare parts, dies, molds, tools and tooling) that is leased by Seller or an Affiliate of Seller and primarily related to, or primarily used or held for use in the operation or conduct of the FPGA/FPSC Business, including such items set forth on Schedule 3.5(b).

    "Liability" means any direct or indirect debt, liability or other obligation of any kind or character, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

    "Licensed Intellectual Property" means the Intellectual Property licensed to Buyer pursuant to this Agreement or the Intellectual Property Agreement.

    "Licenses" means all licenses, agreements and other arrangements under which Seller or an Affiliate of Seller has the right to use any Intellectual Property of a third party to the extent primarily related to, or primarily used or held for use in the operation or conduct of the FPGA/FPSC Business or primarily used or held for use by the Physical Design Employees but not the Nonassignable Licenses. Schedule 2.1(g) contains a true, complete and correct list of (a) all Licenses and (b) to Seller's knowledge, all other licenses, agreements and other arrangements under which Seller or an Affiliate of Seller has the right to use any Intellectual Property of a third party related to, used or held for use in, or necessary for, the conduct of the FPGA/FPSC Business other than broad-based company-wide cross-licenses of any Intellectual Property to which Seller or an Affiliate of Seller is a party.

    "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, or is reasonably expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or other) or results of operations of the FPGA/FPSC Business, taken as a whole, other than any change, effect, occurrence or state of facts (i) resulting from conditions in the United States or foreign economies or securities markets in general, (ii) resulting from conditions in the industry in which the FPGA/FPSC Business operates in general and not specifically relating to the FPGA/FPSC Business, (iii) directly resulting from the public announcement of the transactions contemplated by this Agreement or (iv) resulting from Buyer's failure to consent to Seller's request to take an action prohibited or omit to take any action required by Section 5.2.

    "Nonassignable Licenses" means those Licenses of Intellectual Property under which Seller or an Affiliate of Seller is the licensee that are (a) identified on Schedule 2.2(e)(i), and (b) not by their terms assignable to Buyer.

    "Owned Equipment" means all (a) equipment (including test equipment), computers, servers, machinery, test fixtures, validation fixtures and hardware, (b) tangible embodiments in any media of the Assigned Software, Licensed Software, Assigned Technical Information and Licensed Technical Information, and (c) other tangible personal property (including any related spare parts, probe cards, load boards, test sockets, dies, molds, tools, and tooling), in the case of each of clauses (a), (b) and (c) that is owned by Seller or an Affiliate of Seller and primarily related to, or primarily used or held for use in, the operation or conduct of the FPGA/FPSC Business, and (d) the items identified on Schedule 3.5(b). Owned Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits and rights of recovery and setoff with respect to such items.

    "Pension Plan" means each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA).

    "Permitted Encumbrances" means any (i) lien for Taxes, assessments and other governmental charges or of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred in the ordinary course of the FPGA/FPSC Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure statutory and other similar obligations, and (iii) non-exclusive licenses granted by Seller or an Affiliate of Seller in connection with sales of products in the ordinary course of business.

    "Person" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

    "Physical Design Assets" means the equipment, fixtures and supplies used by the Physical Design Employees in the performance of services for the FPGA/FPSC Business that are identified on Schedule 2.1(X).

    "Physical Design Employees" those employees of Seller engaged in the physical design and CAD support services who provide services primarily to the FPGA/FPSC Business who are identified on Schedule 3.9(a).

    "Pre-Closing Tax Period" means, with respect to the Purchased Assets, any Tax period (or portion thereof) ending on or before the Closing Date.

    "Premises" means the real property primarily related to, or primarily used or held for use in the conduct of the FPGA/FPSC Business, and the real property that is subject to the Sublease.

    "Proprietary Information" means all Information (as defined in the Intellectual Property Agreement) and other tangible embodiments in any media of any know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, mask works, software, files, databases, netlists, works of authorship or processes, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information, development work-in-process and other technology.

    "Return" means any return, declaration, report, statement, and any other document required to be filed in respect of any Tax.

    "Seller's Retained Environmental Liabilities" shall mean any Losses with respect to (i) the presence on or before the Closing Date of any Hazardous Substances in the soil, groundwater, surface water, air or building materials of any Premises ("Pre-Existing Contamination"), (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, (iii) any activities involving the use, generation, treatment, sale, distribution, transportation or disposal of Hazardous Substances or any waste containing a Hazardous Substance conducted by Seller or any of its controlled Affiliates on any Premises prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with the FPGA/FPSC Business, including without limitation, the exposure of any person to Hazardous Substances in connection with any such activities ("Pre-Closing Hazardous Substance Activities"), or (iv) the violation of any Environmental Law by the Seller or its agents, employees, predecessors in interest, contractors, invitees or licensees in connection with the FPGA/FPSC Business prior to the Closing Date or in connection with any Pre-Closing Hazardous Substance Activities prior to the Closing Date.

    "Senior Executives" means, in the case of Seller, Sohail Khan, Executive Vice President of Agere, and in the case of Buyer, Steven Laub, President and Chief Operating Officer of Buyer, or their respective successors.

    "Sublease" means a sublease, including all schedules, annexes and exhibits thereto, with respect to the Lease in the form set forth as Exhibit D.

    "Taxes" means, all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers' compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law.

    "Third Party" means any Person not an Affiliate of the other referenced Person or Persons.

    "Transferred Contracts" means the Contracts identified on Schedule 2.1(f).

    "Transferred Licenses" means Licenses identified on Schedule 2.1(g).

    "Transferred Governmental Permits" means the Governmental Permits identified on Schedule 2.1(i).

    "Transferred Intellectual Property" means the Intellectual Property assigned to Buyer pursuant to this Agreement or the Intellectual Property Agreement.

    "Transition Services Agreement" means the agreement, including all schedules, annexes and exhibits thereto, in the form set forth as Exhibit E.

    "Wafer Manufacturing Agreement (Orlando, FL)" means the agreement, including all schedules, annexes and exhibits thereto, in the form set forth as Exhibit F.

    "Wafer Probe, Package Assembly, Test, Mark and Pack Agreement" means the agreement, including all schedules, annexes and exhibits thereto, in the form set forth as Exhibit G.

    "Welfare Plan" means each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA).

    1.2  Additional Defined Terms

    For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below or in the Intellectual Property Agreement, in each case as indicated below:

Term	Section
"Agere"	Preamble
"Agere Guardian"	Section 3.1(b)
"Agere Marks"	Section 5.8
"Agreement"	Preamble
"Asset Acquisition Statement"	Section 5.3(b)
"Assigned Patents"	Intellectual Property Agreement
"Assigned Software"	Intellectual Property Agreement
"Assigned Technical Information"	Intellectual Property Agreement
"Assumed Leased Equipment"	Section 5.5(b)
"Assumed Liabilities"	Section 2.4
"Audited Information"	Section 5.1(c)
"Bulk Sales Laws"	Section 2.8
"Buyer"	Preamble
"Buyer's Returns"	Section 5.3(c)
"Buyer Savings Plan"	Section 5.4(f)
"Collateral Agreements"	Recital D
"Consideration"	Section 2.3
"CSM"	Section 5.7(b)
"CSM Agreement"	Section 5.7(b)
"Customer Commitments"	Section 5.12
"Excluded Assets"	Section 2.2
"Excluded Leased Equipment"	Section 5.5(d)
"Excluded Liabilities"	Section 2.5
"Expiration Date"	Section 9.1
"Indemnified Party"	Section 9.2(a)
"Indemnifying Party"	Section 9.3(a)
"Information"	Intellectual Property Agreement
"Licensed Field"	Intellectual Property Agreement
"Licensed Software"	Intellectual Property Agreement
"Licensed Technical Information"	Intellectual Property Agreement
"Losses"	Section 9.2(a)
"Material Contracts"	Section 3.10
"NeoCAD License"	Section 5.14
"Nonassignable Assets"	Section 2.7(a)
"Patents"	Section 1.1
"Pre-Closing Hazardous Substance Activities"	Section 1.1
"Pre-Existing Contamination"	Section 1.1
"Premises Leases"	Section 3.7(a)
"Purchase Price"	Section 2.3
"Purchased Assets"	Section 2.1
"Purchased Leased Equipment"	Section 5.5(c)
"Required Consents"	Section 3.4(b)
"Seller"	Preamble
"Seller's Returns"	Section 5.3(a)
"3000 Series Products"	Section 2.2(j)
"Third-Party Claim"	Section 9.3(a)
"Trademarks"	Section 1.1
"Transferred Employees"	Section 5.4(a)
"Transfer Taxes"	Section 2.9(a)
"TSMC"	Section 5.7(c)

    1.3  Other Definitional and Interpretive Matters

    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

    (a) Buyer. For purposes of effecting this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby, the parties acknowledge and agree that Buyer may assign the rights or delegate the obligations under this Agreement or the Collateral Agreements to one or more of its controlled Affiliates, in whole or in part; provided, that (i) in the event of such assignment or delegation, any such controlled Affiliate shall be obligated under the terms hereof and under the terms of the Collateral Agreements, as the case may be, to the extent of such assignment or delegation, and (ii) Buyer shall remain liable to Seller for all obligations under the terms hereof and the terms of the Collateral Agreements.

    (b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

    (c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

    (d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

    (e) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

    (f)  Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

    (g) Reasonable Commercial Efforts. Reasonable commercial efforts means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require that the obligated party act in a manner that would be contrary to reasonable commercial practices under the circumstances in order to accomplish the objective.

    (h) Schedules and Exhibits. The Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by Seller or Buyer, as the case may be, on any one Schedule to this Agreement with respect to any representation, warranty or covenant of Seller or Buyer, as applicable, set forth in this Agreement shall be deemed disclosed for purposes of any other representation, warranty or covenant of Seller or Buyer for which a schedule is provided, as applicable, to the extent that it is readily apparent (without a specific cross-reference) on the face of such disclosure at the time of such disclosure from the nature of such disclosure being made that such disclosure should have been included in such schedule.

2.  Purchase and Sale of the FPGA/FPSC Business

    2.1  Purchase and Sale of Assets

    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its controlled Affiliates to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller or the applicable controlled Affiliate, all right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the term "Purchased Assets" means (X) the Physical Design Assets, (Y) all the assets, properties and rights primarily related to, or primarily used or held for use in, the operation or conduct of the FPGA/FPSC Business (other than Contracts, Licenses and Governmental Permits), whether tangible or intangible (but not any Intellectual Property Rights that are not otherwise transferred pursuant to this Agreement or the Intellectual Property Agreement), real, personal or mixed, and (Z) those assets, properties and rights set forth or described in paragraphs (a) through (j) below (except in each case, for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's or any of Seller's controlled Affiliate's financial statements:

    (a) the Owned Equipment;

    (b) the Purchased Leased Equipment;

    (c) the Fixtures and Supplies;

    (d) the Inventory;

    (e) the Transferred Intellectual Property and other rights assigned to Buyer pursuant to the Intellectual Property Agreement;

    (f)  the Transferred Contracts;

    (g) the Transferred Licenses;

    (h) the Business Records;

    (i)  the Transferred Governmental Permits; and

    (j)  the goodwill of the FPGA/FPSC Business.

    2.2  Excluded Assets

    Notwithstanding anything in Section 2.1 to the contrary, Seller and Buyer expressly acknowledge and agree that the Purchased Assets shall not include, and Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase, acquire or accept from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (k) below (the rights, properties and assets expressly excluded by this Section 2.2 being referred to herein as the "Excluded Assets"):

    (a) any receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables of Seller or any Affiliate of Seller;

    (b) any (i) confidential personnel and medical records pertaining to any Business Employee, (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that upon reasonable prior written request, Seller shall make available to Buyer copies of any portions of such retained books and records that relate to the FPGA/FPSC Business or that relate to any of the Purchased Assets or Assumed Liabilities, and (iii) any information management system of Seller or any Affiliate of Seller that is not primarily related to, and not primarily used or held for use in the operation or conduct of the FPGA/FPSC Business but is or may be contained within computer hardware included as a Purchased Asset pursuant to Section 2.1(b);

    (c) any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Tax Period;

    (d) subject to Section 5.8, all "Agere," "Agere Systems," "Lucent" or "Lucent Technologies" marked sales and marketing or packaging materials, samples, prototypes, other similar Agere Systems- or Lucent Technologies-identified sales and marketing or packaging materials;

    (e) the Excluded Contracts and the Nonassignable Licenses;

    (f)  any and all insurance policies or rights of proceeds thereof;

    (g) the Excluded Leased Equipment;

    (h) except as specifically provided in Section 5.4, all of the assets of the Benefits Plans;

    (i)  any rights, claims or causes of action of Seller or any Affiliate of Seller against third parties relating to the assets, properties, business or operations of Seller or any Affiliate of Seller related to, arising from, or incurred in connection with conditions or events occurring prior to the Closing, except rights to prior damages assigned to Buyer in the Intellectual Property Agreement;

    (j)  any assets, properties and rights constituting the family of FPGAs designed by Xilinx, Inc. using its proprietary architecture and comprising five such products identified by Xilinx, Inc. as XC-3020, XC-3030, XC-3042, XC-3064 and XC-3090 having a maximum equivalent logic-gate ratings of 2000, 3000, 4200, 6400 and 9000, respectively (the "3000 Series Products"), in each case as set forth in that certain Technology Transfer Agreement made as of March 1, 1992 by and between Xilinx, Inc. and American Telephone and Telegraph Company; provided, however, that this Section 2.2(j), shall not apply to any asset, property or right that is identified on a schedule of transferred, assigned or licensed assets, properties or rights to this Agreement or the Intellectual Property Agreement, including the FPGA/FPSC Products; and

    (k) the assets identified in Schedule 2.2(k).

    2.3  Purchase Price

    In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer, Buyer shall (i) pay to Seller at the Closing, an aggregate amount in cash equal to TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000) (the "Purchase Price") by wire transfer of immediately available funds to an account designated by Seller's written instructions provided to Buyer at least two (2) Business Days prior to Closing, and (ii) assume the Assumed Liabilities (together with the Purchase Price, the "Consideration").

    2.4  Assumed Liabilities

    Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Liabilities of Seller or any Affiliate of Seller pursuant to and under the Assumed Liabilities. For purposes of this Agreement, the term "Assumed Liabilities" means solely the liabilities and obligations set forth or described in paragraph (a) below (provided, however, that in no event shall Assumed Liabilities include any Excluded Liabilities), whether or not any such Liability has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller's financial statements:

    (a) the Liabilities solely related to, arising from, or incurred in connection with conditions or events occurring after the Closing under, or arising under, or pursuant to, the Transferred Contracts, Transferred Licenses and Transferred Government Permits.

    2.5  Excluded Liabilities

    Notwithstanding anything in Section 2.4 to the contrary, Seller and Buyer hereby expressly acknowledge and agree that the Assumed Liabilities shall not include, Seller shall not assign to Buyer pursuant to this Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities of Seller or any of Affiliate of Seller, whether direct or indirect, known or unknown, absolute or contingent, pursuant to and under the Excluded Liabilities. For purposes of this Agreement, the term "Excluded Liabilities" means (x) any or all Liabilities of Seller or any of its Affiliates that do not constitute Assumed Liabilities, and (y) any or all Liabilities set forth or described in paragraphs (a) through (g) below, in each case whether or not any such Liability has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller's or the applicable Affiliate's financial statements:

    (a) any and all Liabilities related to, arising from, or incurred in connection with any conditions or events occurring prior to the Closing pursuant to the Transferred Contracts, Transferred Licenses and Transferred Government Permits;

    (b) any and all Liabilities related to, arising from, or incurred in connection with the Transferred Employees or the Purchased Assets with respect to any conditions or events occurring prior to the Closing;

    (c) any and all Liabilities related to, arising from, or incurred in connection with products shipped or services rendered or for which a receivable was booked prior to Closing;

    (d) any and all Liabilities related to, arising from, or incurred in connection with, the Excluded Assets;

    (e) any and all Liabilities for Excluded Taxes;

    (f)  any and all of the Seller's Retained Environmental Liabilities; and

    (g) any and all Liabilities relating to, arising from, or incurred in connection with (i) any Benefit Plan, including any employment, severance or change of control agreement between a Business Employee and Seller or any Affiliate of Seller, or (ii) with respect to any Transferred Employee, any wages, salaries, bonuses, commissions or other forms of compensation or other Liabilities relating to the employment of such Business Employee by Seller or any Affiliate of Seller or termination of any such employee by Seller or any Affiliate of Seller.

    2.6  Further Assurances; Further Conveyances and Assumptions

    (a) From time to time following the Closing, Seller shall, or shall cause its Affiliates to, make available to Buyer such non-confidential data in personnel and medical records, and to the extent legally permissible and subject to reasonable restrictions such confidential data in personnel and medical records, of Transferred Employees as is reasonably necessary for Buyer to transition such employees into Buyer's records and otherwise comply with its obligations under Section 5.4.

    (b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed or licensed to Buyer under this Agreement and the Collateral Agreements and for Buyer and its respective successors and assigns to fully and effectively assume the Assumed Liabilities intended to be assumed by Buyer under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby and to confirm Buyer's title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing.

    (c) As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate's behalf with respect thereto.

    2.7  Consent of Third Parties

    (a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign convey or deliver any asset, property or right to Buyer (provided, that this Section 2.7(a) shall not affect whether any such asset, property or right shall be deemed to be a Purchased Asset for any other purpose under this Agreement) or for Buyer and its respective successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or nonassignable, as applicable without the consent or waiver of a Third Party or is cancelable by a Third Party in the event of such a transfer or assignment without the consent or waiver of such Third Party, in each case unless and until such consent or waiver shall have been obtained (collectively, "Nonassignable Assets").

    (b) Seller shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent or waiver that is required for Seller to sell, transfer, assign, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement, and for Buyer to assume the Assumed Liabilities pursuant to this Agreement. To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to Closing, (i) the Nonassignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller or the applicable Affiliate of Seller in trust for the benefit of Buyer, and all benefits and obligations existing thereunder shall be for Buyer's account, (ii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller or applicable Affiliate of Seller) all of the covenants and obligations of Seller incurred after the Closing with respect to such Nonassignable Asset, and (iii) Seller shall take or cause to be taken at Buyer's expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Nonassignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Nonassignable Assets, and promptly pay over to Buyer all money or other consideration received by it in respect of such Nonassignable Assets.

    (c) Unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall be deemed not to be assigned or transferred pursuant to this Agreement and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement, but instead shall be governed by this Section 2.7 for such time that it is a Nonassignable Asset.

    2.8  Bulk Sales Law

    Buyer hereby waives compliance by Seller with the requirements and provisions of any "bulk sales," "bulk-transfer" or any similar Laws of any jurisdiction, including Article 6 of the Pennsylvania Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer (collectively, "Bulk Sales Laws").

    2.9  Taxes; Recording and Filing Fees

    (a) Buyer and Seller shall share equally any and all applicable sales, use, transfer or similar Taxes that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement, including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby (collectively, "Transfer Taxes"). The parties shall use reasonable commercial efforts to minimize Transfer Taxes, if any. Transfer Taxes shall not include Seller's net income and capital gains Taxes or franchise or other Taxes based on Seller's net income.

    (b) All applicable recording or filing fees that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements shall be paid by the party primarily responsible for the payment of any such recording or filing fees according to Law.

3.  Representations and Warranties of Seller

    Seller represents and warrants to Buyer that:

    3.1  Organization and Qualification

    (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the FPGA/FPSC Business as currently conducted and to own or lease and operate the Purchased Assets. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the FPGA/FPSC Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

    (b) Agere Systems Guardian Corporation ("Agere Guardian") is a corporation, wholly owned by Seller, and is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate the assets owned by it. Agere Guardian is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership of the assets owned by it or the conduct its business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

    3.2  Authorization

    (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

    (b) Agere Guardian has all requisite corporate power and authority to execute and deliver the Intellectual Property Agreement and to effect the transactions contemplated thereby and the execution, delivery and performance of the Intellectual Property Agreement to which it will be a party has been duly authorized by all requisite corporate action.

    3.3  Binding Effect

    (a) This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller will be a party, when duly executed and delivered by Seller, will be, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

    (b) The Intellectual Property Agreement, when executed, shall be duly executed and delivered by Agere Guardian will be a valid and legally binding obligation of Agere Guardian, enforceable against Agere Guardian in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

    3.4  Non-Contravention; Consents

    (a) Assuming that all Required Consents have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Seller and Agere Guardian and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Seller's or Agere Guardian's certificate of incorporation or by-laws, (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect any material obligation under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Seller or Agere Guardian is a party or by which it is bound and which relates to the FPGA/FPSC Business or the Purchased Assets or result in the creation of any material Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets other than as a result of this Agreement or the Collateral Agreements, or (iii) violate in any material respect any material Law of any Governmental Body having jurisdiction over Seller or Agere Guardian or the Purchased Assets.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller or Agere Guardian in connection with the execution and delivery of this Agreement or the Collateral Agreements to which Seller or Agere Guardian will be a party or for the sale of the Purchased Assets and the consummation of the transactions contemplated hereby or thereby by Seller or Agere Guardian, except for (i) any filings, consents, approvals or clearances required under the HSR Act and any reasonably applicable foreign antitrust Laws, (ii) consents or approvals of third parties that are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto or for Seller or Agere Guardian to perform their respective obligations under this Agreement or the Collateral Agreements, (iii) those identified on Schedule 3.4(b) (items (i), (ii) and (iii) being referred to herein as the "Required Consents"), and (iv) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

    (c) The representations and warranties set forth in this Section 3.4 shall be interpreted without giving effect to the provisions of Section 2.7.

    3.5  Title to Property; Principal Equipment; Sufficiency of Assets

    (a) Seller has and at the Closing will have good and valid title to, or a valid and binding leasehold interest in, all of the real and personal Purchased Assets free and clear of any Encumbrance (other than a Permitted Encumbrance). This Section 3.5(a) does not apply to Intellectual Property Rights assigned or licensed to Buyer pursuant to the Intellectual Property Agreement.

    (b) Schedule 3.5(b) contains a list of all Owned Equipment (including location) and Leased Equipment (including location) that is true, correct and complete in all material respects. Schedule 3.5(b) also contains a true, correct and complete list of leases pursuant to which such Leased Equipment is leased by Seller. Seller has previously provided to Buyer true, correct and complete copies (including all amendments and modifications to date) of each such lease. The Owned Equipment and the Leased Equipment constitute all (i) equipment (including test equipment), computers, servers, machinery, test fixtures, validation fixtures and hardware, (ii) tangible embodiments in any media of the Assigned Software, Licensed Software, Assigned Technical Information and Licensed Technical Information, and (iii) other tangible personal property (including any related spare parts, probe cards, load boards, test sockets, dies, molds, tools, and tooling), in the case of each of clauses (i), (ii) and (iii) primarily related to, or primarily used or held for use in, the operation or conduct of the FPGA/FPSC Business.

    (c) Each material item of Owned Equipment and Leased Equipment is in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used, but is otherwise being transferred on a "where is" and, as to condition, "as is" basis.

    (d) (A) The Purchased Assets to be acquired and the Business Employees identified under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement and the rights to be acquired under this Agreement and the Collateral Agreements), (B) the Excluded Assets specified in Sections 2.2(a) through (h), 2.2(j) and 2.2(k), (C) assets that will be used in connection with providing services under the Transition Services Agreement and (D) the Intellectual Property transferred or licensed pursuant to the Intellectual Property Agreement, together, (i) include all assets, personnel and rights primarily related to, or primarily used or held for use in, the FPGA/FPSC Business, and (ii) are sufficient for the conduct of the FPGA/FPSC Business immediately following the Closing by Buyer in substantially the same manner as currently conducted by Seller. In the event this Section 3.5(d) is breached in any immaterial manner because Seller has in good faith failed to identify and transfer any immaterial assets or properties or provide any immaterial services used in the FPGA/FPSC Business, such breach shall be deemed cured if Seller promptly transfers such properties or assets or provides such services to Buyer at no additional cost to Buyer.

    3.6  Permits

    Except as identified on Schedule 3.6, there are no material Governmental Permits necessary for or used by Seller to operate the FPGA/FPSC Business as currently conducted. Seller owns, holds or possesses in its own name, all material Governmental Permits that are required by currently effective Laws and necessary to own or lease, operate and use the Purchased Assets and to use or occupy the Premises and to operate the FPGA/FPSC Business, all of which are in full force and effect. Seller is not in violation of or in default under any such Governmental Permits in any material respect. As of the date of this Agreement, no proceeding is pending or, to Seller's knowledge, threatened to revoke or limit any such Governmental Permit.

    3.7  Real Estate

    (a) Schedule 3.7(a) contains a true, correct and complete list, as of the date hereof, of the Premises. Buyer has been provided with a true, correct and complete copy of all real property leases for the Premises (the "Premises Leases"). Except as identified on Schedule 3.7(a) , all Premises Leases are in full force and effect and Seller has not violated, and, to Seller's knowledge, the landlord has not violated or waived, any of the material terms or conditions of any Premises Lease and all the material covenants to be performed by the Seller and, to Seller's knowledge, the landlord under the Premises Leases have been performed in all material respects.

    (b) The use of the Premises, as presently used by the FPGA/FPSC Business, does not violate any local zoning or similar land use Laws or governmental regulations except for any violations that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any Premises except for any violation or noncompliance that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. There is no condemnation or, to the best knowledge of Seller, threatened condemnation affecting the Premises.

    (c) The use of the Premises and improvements thereon by Seller complies with all applicable Laws, and Seller has obtained all approvals, licenses, permits and consents, which remain in full force and effect, of Governmental Bodies required for the ownership and leasing of the Premises for the operation and conduct of the FPGA/FPSC Business therein, except for any noncompliance with applicable laws or failure to obtain or maintain any required approvals, licenses, permits and consents that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

    3.8  Compliance With Laws; Litigation

    (a) Except as identified on Schedule 3.8(a), with respect to the FPGA/FPSC Business conducted by it and the Purchased Assets, Seller is in compliance in all material respects with all applicable Laws.

    (b) Except as identified on Schedule 3.8(b), (i) no material judgment, order, writ, injunction or decree of any Governmental Body that is related to the FPGA/FPSC Business or the Purchased Assets is in effect, and (ii) there is no material action, suit, proceeding, arbitration or governmental investigation pending or, to Seller's knowledge, threatened against Seller relating to the FPGA/FPSC Business or the Purchased Assets.

    3.9  Business Employees

    (a) Schedule 3.9(a) contains a true, correct and complete list of all employees of Seller and its Affiliates primarily engaged in the operation or conduct of the FPGA/FPSC Business and those employees of Seller and its Affiliates engaged in the physical design and CAD support services that provide services primarily to the FPGA/FPSC Business, in each case, as of the date specified on such list, showing for each Business Employee, the name, position held, service date (with respect to the FPGA/FPSC Business as conducted by any of Seller, Lucent Technologies Inc., AT&T Corporation or any of their Affiliates), salary or wages and aggregate annual compensation for Seller's last fiscal year and as of the date of this Agreement. None of the Business Employees is covered by any union, collective bargaining agreement or other similar labor agreement.

    (b) Except as identified on Schedule 3.9(b), with respect to all Business Employees, neither Seller nor any of its ERISA Affiliates currently maintains, contributes to or has any Liability under any Benefit Plan. With respect to each of the Benefit Plans identified on Schedule 3.9(b), Seller has made available to the Buyer true and complete copies of the most recent summary plan or other written description thereof. Each Benefit Plan listed on Schedule 3.9(b) has been operated in material compliance with all applicable Laws, including ERISA. Each Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed on Schedule 3.9(b), neither Seller nor any of its ERISA Affiliates currently maintains, contributes to or has any Liability under any Benefit Plan, has any obligations for retiree health or life benefits under any Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits.

    (c) With respect to the Business Employees, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage or (ii) any application for certification of a collective bargaining agent.

    3.10  Contracts

    (a) Seller has delivered or made available to Buyer a true, correct and complete copy of each Contract and License, as amended, supplemented or modified, of Seller or an Affiliate (the "Material Contracts"). Schedule 3.10(a) contains a true, correct and complete list of the following Material Contracts:

       (i) employment or consulting agreements, contracts or commitments with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

      (ii) fidelity or surety bonds or completion bonds;

      (iii) leases of personal property having a value individually in excess of $25,000;

      (iv) agreements of indemnification or guaranty;

      (v) agreements, contracts or commitments containing any covenant or license limiting the freedom of Seller or any Affiliate of Seller to engage in the FPGA/FPSC Business or to compete with any person in the FPGA/FPSC Business;

      (vi) any License, other than non-exclusive "shrink-wrap" end user licenses with an aggregate license fee of less than $1,000;

     (vii) any licenses granting exclusive rights to any Intellectual Property primarily related to, primarily used or held for use in, the operation or conduct of the FPGA/FPSC Business;

     (viii) any agreement, contracts, commitments or licenses with respect to any Transferred Intellectual Property;

      (ix) agreements, contracts or commitments relating to capital expenditures and involving future payments in excess of $25,000;

      (x) agreements, contracts or commitments relating to the disposition or acquisition of assets outside the ordinary course of business;

      (xi) mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

     (xii) purchase orders or contracts for the purchase of raw materials involving $25,000 or more;

     (xiii) construction contracts;

     (xiv) distribution, joint marketing or development agreements; or

     (xv) other agreements, contracts or commitments that involve $25,000 or more or are not cancelable without penalty upon thirty (30) days notice.

    (b) Each Material Contract is valid, binding and enforceable against Seller or any Affiliate of Seller, as the case may be, and, to Seller's knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as identified on Schedule 3.10(b), Seller has complied in all material respects and has not received any notice that it is in default under or in breach of or is otherwise delinquent in performance under any Material Contract, and, to Seller's knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

    3.11  Environmental Matters

    Except as identified on Schedule 3.11 and with respect to the FPGA/FPSC Business:

    (a) none of the Premises is subject to any on-going investigation by, order from or agreement with any Person relating to (i) any Environmental Law, or (ii) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

    (b) Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of, or material liability under, any Environmental Law in respect of the operation and conduct of the FPGA/FPSC Business or in respect of the Premises;

    (c) Seller has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment, except where failures to file any such notices, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect;

    (d) Seller has not received any written notice to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance in connection with the FPGA/FPSC Business, except for any such notices relating to matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; and

    (e) To Seller's knowledge, there is no Pre-Existing Contamination on any of the Premises.

    3.12  Revenues

    Schedule 3.12 sets forth a statement of revenues for the FPGA/FPSC Business for each of the fiscal years ended September 30, 2001, 2000 and 1999. The statement of revenues is derived from and has been prepared in accordance with the books and records of Seller (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby, presents fairly the revenues of the FPGA/FPSC Business for such periods and is correct and complete.

    3.13  Intellectual Property

    (a) Seller or Agere Guardian exclusively owns and has a valid right to assign to Buyer all right, title and interest in and to the Assigned Patents. Seller or Agere Guardian owns and has a valid right to assign to Buyer all right, title and interest in and to the Intellectual Property (other than the Assigned Patents) assigned under this Agreement or the Intellectual Property Agreement. Seller or one of its subsidiaries either owns or has a valid right in or to the grant to Licensed Intellectual Property to grant to Buyer the licenses in the Intellectual Property Agreement.

    (b) Except as identified on Schedule 3.13 (b), to Seller's knowledge, there are no claims or demands of any third party pertaining to the Transferred Intellectual Property and/or the Licensed Intellectual Property, with respect to the operation of the FPGA/FPSC Business by Seller. No proceedings have been instituted, or are pending, or, to Seller's knowledge, are threatened which challenge the rights of Seller or any of its controlled Affiliates in any material respect in respect of the Transferred Intellectual Property or Licensed Intellectual Property (in the case of the Licensed Intellectual Property, other than that Seller would encounter in the operation of its licensing business).

    (c) Except for the 3000 Series Products and except as identified on Schedule 3.13 (c), the FPGA/FPSC Products constitute all of the FPGA or FPSC products made, sold, designed or otherwise constituting part of any business of Seller (other than discontinued products), and the IP Cores listed in Appendices B, C and K of the Intellectual Property Agreement constitute all IP cores primarily related to, used or held for use in the operation or conduct of the FPGA/FPSC Business. Except as identified on Schedule 3.13 (c), to Seller's knowledge the Transferred Intellectual Property and the Licensed Intellectual Property together constitute all of the material Intellectual Property, which Buyer requires to conduct the FPGA/FPSC Business after the Closing (as the FPGA/FPSC Business was conducted prior to the Closing) and to make, have made, use, lease, import, offer to sell, or sell the products, as such products existed as of the Closing Date, of the FPGA/FPSC Business.

    (d) Schedule 3.13(d) lists (A) all United States and international registered Trademarks, applications to register Trademarks, including intent-to-use applications, and (B) United States mask work registrations and applications to register mask works, which are owned by Seller or any of its controlled Affiliates and which are material to the FPGA/FPSC Business, including the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed.

    (e) To Seller's knowledge, neither any FPGA/FPSC Product nor the operation of the FPGA/FPSC Business infringes or misappropriates any Intellectual Property Rights of any third party other than any infringement that is permitted by the holder of any such Intellectual Property Right that absent such license would be infringed.

    (f)  Following the Closing, all Transferred Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

    (g) Except as listed in Schedule 3.13(g), there are no Contracts or Licenses between Seller and any other third party with respect to the Transferred Intellectual Property or the Licensed Intellectual Property, under which there is any dispute or, to Seller's knowledge, any threatened dispute regarding the scope of such agreement or performance under such agreement.

    (h) To Seller's knowledge, no Person is infringing or misappropriating the Transferred Intellectual Property.

    (i)  Seller has taken all reasonable steps that are required to protect Seller's rights in Confidential Information and trade secrets of Seller associated with or related to the Transferred Intellectual Property.

    (j)  Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement.

    (k) To Seller's knowledge, Schedule 3.13(k) lists all material bugs, defects, deviations from published specs in final data sheets and other material problems with respect to the FPGA/FPSC Products. This representation in Section 3.13(k) is not intended to cover Intellectual Property Rights infringement issues.

    (l)  Neither the FPGA/FPSC Products nor the development, creation or acquisition thereof by Seller (or any predecessor of Seller including AT&T Corp. or Lucent Technologies Inc.) is subject to (in a manner that restricts the rights granted to Buyer hereunder), or is in violation of, in any material respect (i) the Technology Transfer Agreement made as of March 1, 1992 by and between Xilinx, Inc. and American Telephone and Telegraph Company, or (ii) to Seller's knowledge, any other agreement between Seller (or any predecessor of Seller including AT&T Corp. or Lucent Technologies Inc.) and any third party.

    3.14  Taxes

    All required Returns relating to any and all Taxes that are required to be filed by or with respect to the FPGA/FPSC Business or the Purchased Assets on or before the Closing Date have been or prior to the Closing will be duly filed, and all Taxes shown as due on such Returns have been paid or will be paid in full.

    3.15  Brokers

    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

    3.16  Inventory

    Except as identified on Schedule 3.16, all Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business, except for obsolete items that have been written down to estimated net realizable value in accordance with generally accepted accounting principles, consistently applied, (ii) is located at the Premises and (iii) has not been consigned to any Person not a party to this Agreement other than Lucent Technologies. Since December 31, 2000, Seller has sold and continued to replenish Inventory in a normal and customary manner consistent with past practice. Schedule 3.16 also list the current Inventory and its location as of the date specified therein.

    3.17  Customers and Suppliers

    Schedule 3.17 contains a list identifying (a) the 10 largest customers of the FPGA/FPSC Business, by dollar amount, during the periods set forth therein, and (b) the 10 largest suppliers of the FPGA/FPSC Business, by dollar amount, during the periods set forth therein. The FPGA/FPSC Business does not have any credit or vendor financing attributable to it for any of these 10 largest customers. All purchases and sale orders and other commitments for purchases and sales made by Seller in connection with the FPGA/FPSC Business have been made in the ordinary course of business consistent with past practices, and, to Seller's knowledge, no consideration has been provided to any suppliers or customers or any of their respective representatives other than payments to such suppliers for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

    3.18  Orders and Commitments

    All outstanding Contracts for the purchase of supplies and materials for the FPGA/FPSC Business were made in the ordinary course of business. All accepted and unfulfilled purchase orders for the sale of products to third parties entered into for the account of the FPGA/FPSC Business (other that with respect to sales made pursuant to (i) a purchase order with Lucent and (ii) Seller's standard product distribution agreement, copies of which has been provided to Buyer) listed on Schedule 2.1(f) were received and have been acknowledged by Seller in the ordinary course of business, consistent with past practice, and such acknowledgement was made by delivery of a Seller standard form acknowledgement that has been previously provided to Buyer, with no material additions, deletions or other modifications to such form.

    3.19  Affiliated Transactions

    Schedule 3.19 contains a true, complete and correct list of all written and binding oral agreements that constitute Contracts between Seller, on the one hand, and Seller's Affiliates, on the other hand, primarily relating to the FPGA/FPSC Business, the Purchased Assets or Assumed Liabilities other than in respect of the provision by Seller or its Affiliates of normal corporate overhead services to the FPGA/FPSC Business, all of which will terminate as of the Closing Date except as provided in the Transition Services Agreement.

    3.20  Product Recalls

    Except as identified on Schedule 3.20, since December 31, 2000, there has been no pending, or to Seller's knowledge, threatened recall or investigation of any product sold by Seller in connection with the FPGA/FPSC Business.

    3.21  Product Warranties

    Schedule 3.21 includes copies of the standard terms and conditions of sale for the FPGA/FPSC Business (containing applicable guaranty, warranty and indemnity provisions). Except as identified on Schedule 3.21, the products manufactured by the FPGA/FPSC Business have been sold by the FPGA/FPSC Business in all material respects in accordance with the standard terms and conditions of sale.

    3.22  No Other Representations or Warranties

    Except for the representations and warranties contained in this Section 3, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or thereby.

4.  Representations and Warranties of Buyer

    Buyer represents and warrants to Seller that:

    4.1  Organization and Qualification

    Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Buyer has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

    4.2  Authorization

    Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action.

    4.3  Binding Effect

    This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

    4.4  No Violations

    (a) Assuming that all required consents, approvals or clearances have been obtained under the HSR Act and any reasonably applicable foreign antitrust Laws, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer's certificate of incorporation or by-laws, (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect any material obligation under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate in any material respect any material Law of any Governmental Body having jurisdiction over Buyer or any of its properties.

    (b) Except as identified on Schedule 4.4(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby by Buyer, except for (i) any consents, approvals or clearances under the HSR Act and any reasonably applicable foreign antitrust Laws, and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

    4.5  Brokers

    Other than Goldman Sachs & Co. (for their services provided on behalf of Buyer), as to which Buyer shall have full responsibility and to whom Seller shall not have any liability, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or an Affiliate of Buyer.

    4.6  Independent Assessment

    Buyer acknowledges that, except as explicitly set forth in this Agreement, neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future financial prospects of the FPGA/FPSC Business or its profitability for Buyer, or with respect to any forecasts, projections or FPGA/FPSC Business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the FPGA/FPSC Business and the negotiation and the execution of this Agreement.

    4.7  Sufficiency of Funds

    Buyer (i) has sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

    4.8  No Other Representations or Warranties

    Except for the representations and warranties contained in this Section 4, none of Buyer, any Affiliate or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby or thereby.

5.  Certain Covenants

    5.1  Access and Information

    (a) Seller shall, and shall cause its controlled Affiliates to, give to Buyer and its officers, employees, accountants, counsel and other representatives reasonable access during Seller's normal business hours throughout the period prior to the Closing to all of Seller's properties, books, contracts, commitments, reports of examination and records directly relating to the FPGA/FPSC Business, the Purchased Assets or the Assumed Liabilities (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third Party confidentiality obligation in which case Seller will use reasonable commercial efforts to develop an alternative means to provide any such information that is subject to such limitations). Seller shall assist Buyer in making such investigation and shall cause its counsel, accountants, engineers, consultants, employees and other representatives to be reasonably available to Buyer for such purposes.

    (b) After the Closing, Seller and Buyer shall provide, and shall cause their respective controlled Affiliates to provide, to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third Party confidentiality obligation in which case Seller and Buyer, as the case may be, will use reasonable commercial efforts to develop an alternative means to provide any such information that is subject to such limitations), reasonable access for inspection and copying of all FPGA/FPSC Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the FPGA/FPSC Business, the Purchased Assets or the Assumed Liabilities, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this

Agreement, the operations or activities relating to the FPGA/FPSC Business, the Purchased Assets or the Assumed Liabilities, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

    (c) As soon as practicable after the date hereof and in any event prior to 10 days after the date hereof, Buyer will request from the U.S. Securities and Exchange Commission (the "SEC") a waiver in order to file financial statements with its report on Form 8-K in connection with the transactions contemplated hereby containing only (x) statements of Purchased Assets and Assumed Liabilities, in lieu of full balance sheets for the FPGA/FPSC Business and (y) statements of direct revenue and direct expenses associated with the Purchased Assets and Assumed Liabilities, in lieu of full income statements and statements of cash flows for the FPGA/FPSC Business. No waiver shall be requested with respect to the requirements of an audit or the dates or periods of such financial statements. Seller shall provide a letter to the SEC for submission with Buyer's request, stating that (i) Seller never prepared financial statements for the FPGA/FPSC Business, and (ii) Seller cannot practically prepare such financial statements at this time. Seller shall include in such letter to the SEC the following information: (A) the reasons for the unavailability of the full financial statements, (B) the estimated costs of preparing such financial statements, (C) an explanation of any other practical problems, and (D) any other information reasonably requested by Buyer, including certain financial information with respect to the FPGA/FPSC Business, Purchased Assets or Assumed Liabilities.  Each party's letter to the SEC shall be in a form reasonably acceptable to the other party. As soon as practicable after receiving a final determination on the request for waiver from the SEC and in any event prior to 30 days after the Closing, Seller shall deliver to Buyer the financial statements containing the information set forth in the waiver request (the "Audited Information"). Seller shall provide Buyer an opportunity to review and comment on such financial statements and Seller shall make such changes as Buyer may reasonably request prior to such financial statements being finalized. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of the unaudited financial statements, for the absence of notes thereto), and shall be certified as true, complete and correct in all material respects by an appropriate officer of Seller. Seller shall make available to Buyer, and Buyer's auditors, Seller's work papers and backup materials (subject in each case to the execution of a customary letter for access to any such papers that were prepared by the Seller's auditors) used in preparation of all such financial statements, and shall provide Buyer with all information required in Buyer's preparation of pro forma financial statements giving effect to the transactions contemplated hereby. The costs of providing such Audited Information shall be shared equally between Seller and Buyer.

    (d) Buyer shall retain copies of all Business Records, Licenses and Governmental Permits that are part of the Purchased Assets for at least five (5) years after the Closing Date. After this five-year period and at least ninety (90) days prior to the planned destruction of any Business Records, Licenses or Governmental Permits, Buyer shall notify Seller in writing and shall make available to Seller, upon Seller's request and at Seller's sole cost and expense, such Business Records, Licenses and Governmental Permits.

    5.2  Conduct of FPGA/FPSC Business

    From and after the execution and delivery of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement or identified on Schedule 5.2 or as Buyer shall otherwise consent to in writing, Seller, with respect to the Purchased Assets, the Assumed Liabilities and the FPGA/FPSC Business:

    (a) will carry on the FPGA/FPSC Business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable commercial efforts to keep intact the FPGA/FPSC Business, keep available the services of the Business Employees and preserve the relationships of the FPGA/FPSC Business with customers, suppliers licensors, licensees, distributors and others that have a business relationship with the FPGA/FPSC Business;

    (b) will not permit, other than sales of Inventory in the ordinary course of business consistent with past practice in arm's-length Third Party transactions or as may be required by Law or a Governmental Body, any of the Purchased Assets (real or personal, tangible or intangible) to be sold, licensed, leased, abandoned, transferred or otherwise disposed or except in the ordinary course of business consistent with past practice subjected to any Encumbrance;

    (c) shall, and shall cause Agere Guardian to, not license any Assigned Technical Information or Assigned Software to any third party except for non-exclusive, object code only, end-user licenses granted to customers in the ordinary course of business consistent with past practices;

    (d) will not acquire any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;

    (e) will not terminate or materially extend or materially modify any Transferred Contract (or enter into any new agreement of such type) except in the ordinary course of business consistent with past practice in arm's-length Third Party transactions and will continue performance of, in the ordinary course of business consistent with past practice, its obligations under all Transferred Contracts and other obligations to be included as part of the Purchased Assets and Assumed Liabilities;

    (f)  will not incur or assume any liabilities, obligations or indebtedness for borrowed money that would (i) constitute an Assumed Liability, or (ii) otherwise encumber the Purchased Assets (other than Permitted Encumbrances);

    (g) will not (i) take or do any other act which would cause any representation or warranty of Seller or its Affiliates in this Agreement to be or become untrue in any material respect, or (ii) intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect, or (iii) take any action that would have or could be reasonably expected to result in (A) individually or in the aggregate, a Material Adverse Effect or (B) the failure of any of the conditions set forth in Article 8 to be satisfied;

    (h) will not pay any bonus or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, equity compensation or other compensation or remuneration payable to, or accelerate any benefits available to, any of the Business Employees other than in the ordinary course of business consistent with past practice as applicable to all Seller's employees or in accordance with existing Benefits Plans; provided, that, in either case, Seller shall not, and shall cause its Affiliates not to, increase any Business Employee's base salary;

    (i)  will not adopt or amend any Benefit Plan in a manner primarily affecting Business Employees, except as required by Law, or enter into or amend any employment agreement with such Business Employees;

    (j)  will not accelerate (including accelerating sales or shipments to distributors or providing non-standard discounts to customers) the sale or shipment of products of the FPGA/FPSC Business;

    (k) will comply in all material respects with all Laws applicable to the FPGA/FPSC Business, the Purchased Assets and the Assumed Liabilities;

    (l)  will replenish Inventory in a normal and customary manner consistent with past practices; and

    (m) will not agree or commit to do any of the foregoing.

    5.3  Tax Reporting and Allocation of Consideration

    (a) Subject to Section 5.3(d) below, Seller will be responsible for the preparation and filing of all Returns of Seller (including Returns required to be filed after the Closing Date) to the extent such Returns include or relate to (i) the use or ownership of the Purchased Assets by Seller, or (ii) during any Pre-Closing Tax Period, the conduct of the FPGA/FPSC Business ("Seller's Returns"). Seller's Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on Seller's Returns to the extent such Taxes relate to the Purchased Assets or to the conduct of the FPGA/FPSC Business during any Pre-Closing Tax Period.

    (b) Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder, and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation.

    (c) Buyer will be responsible for the preparation and filing of all Returns it is required to file with respect to Buyer's ownership or use of the Purchased Assets or to the conduct of the FPGA/FPSC Business attributable to taxable periods (or portions thereof) commencing after the Closing ("Buyer's Returns"). Buyer's Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Buyer will be responsible for and make all payments of Taxes shown to be due on Buyer's Returns to the extent they relate to the Purchased Assets or the conduct of the FPGA/FPSC Business during any periods (or portions thereof) commencing after the Closing.

    (d) In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Returns cover a taxable period commencing on or before the Closing Date and ending thereafter, to the extent not filed prior to the Closing, Buyer shall prepare such Returns and make all payments required with respect to any such Return; provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Return to the extent any payment made by Buyer relates to a Pre-Closing Tax Period, which amount shall be determined and prorated on a per diem basis.

    (e) To the extent relevant to the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years' Returns, supporting work schedules and other records or information with respect to all sales, use and employment Returns and, absent the receipt by Seller of the relevant sales tax certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer.

    (f)  Seller shall prepare and furnish to Transferred Employees Forms W-2 which shall reflect all wages and compensation paid to Transferred Employees for that portion of the calendar year in which the Closing Date occurs during which the Transferred Employees were employed by Seller. Each of Seller and Buyer agree to treat Buyer as a successor employer with respect to the Transferred Employees for FICA and FUTA tax purposes.

    5.4  Business Employees

    (a) Prior to the Closing Date, Buyer shall make offers of employment, contingent upon the Closing, to all Business Employees (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Business Employees on long-term disability), except as otherwise indicated on Schedule 3.9(a). Business Employees who accept Buyer's offer of employment, as of the effective date of their employment with Buyer, are referred to as "Transferred Employees". Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of Transferred Employees receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date after the Closing Date they present themselves for work with the Buyer.

    (b) Prior to the Closing Date, Seller agrees to use reasonable commercial efforts to cooperate with the Buyer in the Buyer's recruitment of the Business Employees, including allowing and facilitating interviews and providing access to personnel files of the Business Employees. In addition, Buyer and Seller agree to coordinate and prepare joint materials in announcing this transaction to the Business Employees.

    (c) Except as expressly set forth in this Section 5.4, from and after the Closing Date, Seller shall assume or retain, as the case may be, perform all obligations with respect to and be solely responsible for all Liabilities arising under, resulting from or relating to the Benefit Plans whether incurred before, on or after the Closing Date. In addition, Seller shall terminate, waive and release its rights under any covenants regarding non-competition and conflicting obligations with respect to the Licensed Field with the Business Employees who become Transferred Employees.

    (d) Following the Closing Date, Buyer shall provide Transferred Employees, until at least December 31, 2002, with at least the same base salary as they currently receive from Seller. In addition, following the Closing Date, Buyer shall provide Transferred Employees, until at least December 31, 2002, benefits that, in the aggregate, are substantially similar to that offered by Buyer to its similarly situated employees. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each employee benefit plan, program, policy and arrangement of Buyer or an Affiliate of Buyer, including Pension Plans, Welfare Plans, vacation plans and severance plans, shall recognize to the extent permitted by applicable law, applicable tax qualification requirements and applicable plan terms as they currently exist (i) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles, co-pays and out-of-pocket maximums in any health or other insurance plan of Seller, and (ii) for purposes of determining eligibility to participate, vesting linked to service and for any schedule of benefits based on service, all service with Seller, including service with predecessor employers that was recognized by Seller and any prior unbridged service with Seller to the extent that it would have qualified for such bridging with Seller, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits; provided, however, that such obligations are conditioned upon Buyer's timely receipt from Seller of such employee data or other information as may be reasonably required to implement such arrangements. Nothing in this Section 5.4(d) shall be construed to

(A) entitle any Transferred Employee to continue his or her employment with Buyer or its Affiliates and in the event that they are no longer employed by Buyer to continue their salary and benefits with Buyer or (B) prevent Buyer from making any changes in its business, salary practices or benefits that affect the Transferred Employees, in the case of clause (B) in each case, so long as the Transferred Employees are not disproportionately targeted with respect to any such changes.

    (e) Buyer agrees that its and its controlled Affiliate's health and welfare plans shall waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by the Seller) and any proof of insurability (other than with respect to any life insurance plans). Seller agrees to transfer the cafeteria plan accounts and experience of Transferred Employees to substantially equivalent plans that exist to the extent permitted by applicable plan terms and applicable law. Seller shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Business Employees prior to the Closing Date. The medical and dental plans maintained by Buyer and Affiliates of Buyer shall recognize as dependents of the Transferred Employees any Class 2 dependents to the extent recognized by Seller's medical and dental plans and to the extent such dependents are recognized as eligible dependents under Buyer's plans.

    (f)  As soon as possible following the Closing Date, Buyer shall cause one or more defined contribution savings plans intended to qualify under sections 401(a) and 401(k) of the Code (the "Buyer Savings Plan") to provide for the receipt of Transferred Employees' lump sum cash distributions, in the form of an eligible rollover distributions, which include outstanding participant loans, from the Lucent Savings Plan or Agere Savings Plan (if applicable), provided such rollovers are made at the election of the Transferred Employees and in accordance with the terms of the Buyer Savings Plan. Seller shall cause the Lucent Savings Plan or Agere Savings Plan (if applicable) to permit the Transferred Employees to elect a lump sum cash distribution of benefits accrued through the Closing Date in accordance with the Code.

    (g) Seller shall make and be solely responsible for payment, if any, under the Agere Short Term Incentive Plan and any other incentive compensation payments to Transferred Employees for the period from October 1, 2001 to the Closing Date in accordance with the Agere Short Term Incentive Plan or any other short-term incentive plan in effect for such period.

    (h) Following the Closing, subject to the human resources policies of Buyer and the discretion and approval of the board of directors of Buyer, the Transferred Employees shall be eligible to receive grants of options to purchase common stock of Buyer. Such grants to Transferred Employees will be made in a manner consistent with Buyer's general policies with respect to equity compensation at the time of such grants.

    (j)  Seller shall, and shall cause each of its controlled Affiliates to, comply with any and all Liabilities or other obligations under the Benefits Plans to all Business Employees, including Transferred Employees, whether resulting from, arising out of, or relating to, events or circumstances occurring prior to or after the Closing, in accordance with the terms of such Benefits Plans.

    5.5  Collateral Agreements; Leased Equipment

    (a) On or prior to the Closing Date, Buyer shall execute and deliver to Seller, and Seller shall execute and deliver to Buyer the Collateral Agreements.

    (b) The Leased Equipment set forth on Schedule 5.5(b) will transfer to Buyer as of the Closing Date by Buyer assuming the leases for such equipment in which case such lease agreement shall be deemed a Contract hereunder(the "Assumed Leased Equipment").

    (c) The Leased Equipment set forth on Schedule 5.5(c) will be acquired by Buyer as of the Closing Date by Buyer paying for the costs of purchasing such equipment to the applicable Third Party pursuant to the leases (the "Purchased Leased Equipment").

    (d) The Leased Equipment set forth on Schedule 5.5(d) will remain the obligation of, and in the possession of, Seller as of the Closing Date (the "Excluded Leased Equipment").

    5.6  Reasonable Commercial Efforts

    (a) Without limiting either party's other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Collateral Agreements, including using reasonable commercial efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.

    (b) Nothing set forth in this Agreement, any Collateral Agreement, or in any schedule, certificate, instrument, agreement or other document delivered by Buyer in connection with the transactions contemplated hereby, shall be deemed to require Buyer or any of its Affiliates to agree to any divestiture (including through a licensing arrangement or otherwise), by itself or through any of its Affiliates, of all or any portion of the Purchased Assets, the FPGA/FPSC Business, or any other businesses, operations, assets or properties of Buyer or any of its Affiliates, or any limitation, restriction or other imposition on the ability of Buyer or any of its Affiliates to conduct the FPGA/FPSC Business or any of their other businesses, or to own the Purchased Assets or any of their other assets and properties, in each case from and after the Closing.

    5.7  Contacts with Suppliers, Employees and Customers; Contract Replication

    (a) From the date hereof until the Closing, Buyer and Seller shall cooperate in contacting any suppliers to, or customers of, the FPGA/FPSC Business or any Business Employees in connection with or pertaining to any subject matter of this Agreement.

    (b) Prior to the Closing Date, Seller shall cause Chartered Semiconductor Manufacturing Limited ("CSM") to replicate the Manufacturing Agreement executed between Lucent Technologies Inc. and CSM, dated January 1, 1995 (as amended or restated to date, (the "CSM Agreement") for Buyer solely with respect to the FPGA/FPSC Business. All of the terms and conditions of the CSM Agreement shall apply mutatis mutandis to Buyer as if such CSM Agreement were an agreement between Buyer and CSM, except that: (i) Section 4.3 (Capacity Commitment) and Section 6.4 (Exchange Rate) shall not be applicable to Buyer; and (ii) an additional provision shall be added to the replicated agreement allowing Buyer to designate manufacturing of wafers either at the current CSM fabrication facility or at the Silicon Manufacturing Partners Pte. Ltd. facility, in each case that currently manufactures wafers for the FPGA/FPSC Business.

    (c) The parties acknowledge that Seller is in the process of negotiating an agreement with Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC") related to, among other things, Seller's ORCA Series 5 products and Series 5 related FPSC Products and that in connection with this negotiation Seller and TSMC have exchanged certain Technical Information including TSMC's model files for the

ORCA Series 5 products and Series 5 related FPSC Products. Seller agrees to use its reasonable commercial efforts to exercise whatever rights may be available to Seller to provide Buyer access to the TSMC model files for the ORCA Series 5 products and Series 5 related FPSC Products; provided, however, that any such access shall be for use only in connection with the manufacturing of wafers performed by TSMC for Buyer. Seller shall also provide notice to TSMC that TSMC may provide Buyer with access to, and use for the benefit of Buyer, any Technical Information of Seller relating to ORCA Series 5 products and Series 5 related FPSC Products disclosed or provided by Seller to TSMC for use only in connection with the manufacturing of wafers performed by TSMC for Buyer. Seller further agrees to use its reasonable commercial efforts to assist Buyer in obtaining access and rights to such Technical Information provided by Seller to TSMC so as to permit Buyer to design ORCA Series 5 products and Series 5 related FPSC Products for manufacture by TSMC.

    5.8  Use of Agere Systems' or Lucent Technologies' Name

    (a) Buyer agrees that as soon as reasonably practicable after the Closing but not in any event later than twelve months (12) following the Closing, it shall mark product, both internally and externally, with Buyer's name and mark and shall cease to mark product with the names, marks or other indicia of "Agere," "Agere Systems," "Lucent," "Lucent Technologies" or other similar mark (the "Agere Marks") and that if it uses such Agere Marks on a product it shall also mark such product externally with Buyer's name and/or mark. In addition following the Closing, Buyer may continue to use or dispose of any existing stock of Inventory or packaging or shipping materials on hand that bear the Agere Marks, in a manner consistent with that employed prior to the Closing. Buyer further agrees that it shall not advertise or hold itself out as "Agere," "Agere Systems," "Lucent," "Lucent Technologies" or an Affiliate thereof after the Closing.

    (b) Notwithstanding anything to the contrary in the foregoing, Buyer may continue to use the mask works and molds for products provided to Buyer hereunder or under the Intellectual Property Agreement notwithstanding that the use of such mask works or molds will imprint an Agere Mark on such product and will not imprint Buyer's name or mark on such product; provided that only in the event that Buyer otherwise replaces or repairs any such mask work or mold shall Buyer remove the Agere Marks from such replacement or repaired mask work or mold and insert the name or mark of Buyer on such replacement or repaired mask work or mold.

    5.9  Non-Solicitation of Employees

    (a) None of Seller, any of its controlled Affiliates or any of their respective representatives will at any time prior to two years from the Closing Date, directly or indirectly, (i) solicit the employment of any Transferred Employee, (ii) hire any Transferred Employee, or (iii) continue to employ or employ a Business Employee, in each case, who refuses Buyer's offer of employment and does not become a Transferred Employee, in each case, without Buyer's prior written consent. For purposes of this Section 5.9(a), the term "solicit the employment" shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by Buyer, its Affiliates or any successor. This restriction shall not apply to any Transferred Employee whose employment with Buyer or its successor is involuntarily terminated by Buyer or its successor after the Closing. Solicitation of employment shall be deemed to occur if the Persons who perform such solicitation have knowledge of the existence of this Agreement or if such Persons have no knowledge of the existence of this Agreement but Seller's employees with knowledge of this Agreement have advance knowledge of any such solicitation. Seller shall use its reasonable commercial efforts to communicate the restrictions imposed by this Section 5.9(a) to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment and instruct such Persons to comply with such restrictions.

    (b) None of Buyer, any of its controlled Affiliates or any of their respective representatives will at any time prior to two years from the Closing Date, directly or indirectly, solicit the employment of any employee of Seller (other than Business Employees), in each case without Seller's prior written consent. For purposes of this Section 5.9(b), the term "solicit the employment" shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by Seller, its Affiliates or any successor. This restriction shall not apply to any employee whose employment with Seller is involuntarily terminated by Seller after the Closing. Solicitation of employment shall be deemed to occur if the Persons who perform such solicitation have knowledge of this Agreement or if such Persons have no knowledge of this Agreement but the Buyer's employees with knowledge of the existence of this Agreement have advance knowledge of any such solicitation. Buyer shall use its reasonable commercial efforts to communicate the restrictions imposed by this Section 5.9(b) to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment and instruct such Persons to comply with such restrictions.

    5.10  Non-Competition

    (a) Seller agrees that, as part of the consideration for the payment of the Purchase Price, for the period of five (5) years immediately following the Closing Date in the case of items (b)(i) and (b)(ii) below, and for the period of three (3) years immediately following the Closing Date in the case of item (b)(iii) below, neither Seller nor any of its controlled Affiliates will, directly or indirectly, for its own benefit or as agent of another, carry on or own, manage or operate, perform, participate in, control the management or operation of, or allow its name to be used as a brand in or for, or have any ownership interest in, any Competing Business (i) in the County of Santa Clara, California, (ii) in the State of California, (iii) in the County of Washington, Oregon, (iv) in the State of Oregon, (v) in the County of Lehigh, Pennsylvania, (vi) in the State of Pennsylvania, (vii) in the United States of America or (viii) anywhere else in the world.

    (b) For purposes of this Section 5.10, a "Competing Business" shall mean the design, manufacture, support, marketing or sale of (or the investment in or acquisition of any manufacturer of) any "stand alone" integrated circuit comprising (i) a general purpose array of logic gates (whether AND arrays or OR arrays) which can be interconnected by programming a matrix of interconnect lines between the logic gates, including any accompanying circuitry to provide I/O buffer control and protection, programming control and data path, embedded memory and other embedded subsidiary circuitry, timing control and distribution clocking, voltage control and regulation, and chip protection functions (a "Programmable Logic Device"); or (ii) a general purpose array of logic blocks built from basic logic gates or LUTs (Look Up Tables) which can be interconnected by programming a matrix of interconnect lines between the logic blocks, including any accompanying circuitry to provide I/O buffer control and protection, programming control and data path, embedded memory and other embedded subsidiary circuitry, timing control and distribution clocking, voltage control and regulation, and chip protection functions (a "Field Programmable Gate Array"); or (iii) Programmable Logic Device or Field Programmable Gate Array that is combined on an integrated circuit with other devices (including without limitation, networking communication, SERDES or other communication cores, memory, microprocessors, embedded analog circuitry, or other functions of integrated circuitry), regardless of whether any of the above devices is marketed as a Programmable Logic Device or Field Programmable Gate Array or FPSC; provided, however, that for the purposes of this clause (iii), a device in which the Programmable Logic Device or the Field Programmable Gate Array forms no more than 40% of the die area of such device shall not be considered within the scope of any such combined device.

    (c) Nothing contained in this Section 5.10 shall (i) limit Seller or its Affiliates (A) from acquiring (including through a merger) or investing in any business, development arrangement or joint venture in which a Competing Business constitutes, represents or is responsible for not more than 25% of the revenues or earnings of such business, development arrangement or joint venture, or (B) from, directly or indirectly, holding or making investments in securities of any business so long as Seller's direct or indirect holdings do not exceed 5% of the outstanding equity securities thereof, or (C) from incorporating, combining or using Third Party standard, commercially available Programmable Logic Devices or Field Programmable Gate Arrays in the form of discrete chips in Seller's products, or (ii) apply to any Person who acquires, directly or indirectly, the equity securities of, or control of, Seller or to the activities of any Person merging with or into Seller as conducted prior to such merger by any Person merging with or into Seller.

    (d) Seller recognizes and agrees that compliance with the covenant contained in this Section 5.10 is necessary to protect Buyer, and that a breach by Seller of any of the covenants set forth in this Section 5.10 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Seller without the requirement that Buyer post a bond, in addition to any other rights and remedies which are available to Buyer. If this Section 5.10 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 5.10 shall be limited to the extent required to permit enforcement under such Laws. In particular, the Parties intend that the covenants contained in the preceding portions of this Section 5.10 shall be construed as a series of separate covenants, one for each location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.10, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any court of competent jurisdiction shall determine the foregoing covenant to be unenforceable with respect to the term or the scope of the subject matter or geography covered thereby, then such covenant shall nevertheless be enforceable by such court against the other party upon such shorter term or within such lesser scope as may be determined by such court to be reasonable and enforceable.

    5.11  No Negotiation or Solicitation

    Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, directors, representatives and agents not to) (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any third party relating to the direct or indirect acquisition of the FPGA/FPSC Business or (except to the extent permitted by Section 5.2) any portion of the Purchased Assets, or (b) participate in any discussions or negotiations (and as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing. Seller will notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party subject to any existing applicable confidentiality agreement or applicable Law) within two Business Days after receipt of any such offer or proposal.

    5.12  Customer Commitments

    Schedule 5.12 contains a list of customer commitments of the FPGA/FPSC Business (the "Customer Commitments"). Buyer agrees that following the Closing Date it shall use reasonable commercial efforts to continue to honor and perform such Customer Commitments. If (i) Seller fails to perform its obligations under the Collateral Agreements in a manner and at a level sufficient to permit Buyer to satisfy its obligations under this Section 5.12, or (ii) Buyer reasonably determines that it is likely to incur liability to a Third Party, including in connection with infringement of such third party's Intellectual Property Rights, then Buyer shall be excused from its obligations under this Section 5.12.

    5.13  Recording of Patents

    Not later than the Closing Date, Seller will record in the United States Patent and Trademark Office, at its own expense, any assignment, grant or conveyance, not previously recorded therein, by which it acquired ownership or any right to convey from a party other than a party to this Agreement, any of the Assigned Patents, as such term is defined in the Intellectual Property Agreement.

    5.14  Assignment of FPGA Software License

    In the event that the Closing occurs prior to December 15, 2001, on December 15, 2001, Seller shall assign all of its right, title and interest in and under the FPGA Software License Agreement, dated as of December 14, 1995 ("NeoCAD License"), among NeoCAD, Inc., Xilinx, Inc. and AT&T Corp. (the successor in interest to Seller under the NeoCAD License).

    5.15  Relocation of Certain Employees of the FPGA/FPSC Business

    On or before the Closing Date, the Business Employees at the Premises located in Allentown, Pennsylvania shall be relocated by Seller, at Seller's sole cost and expense, to the Premises covered by the Sublease. Premises covered by the Sublease, and the furniture, equipment and work spaces shall be substantially similar to and of comparable quality as the Premises currently occupied by the Business Employees located in Allentown, Pennsylvania as of the date hereof.

    5.16  Third Party Confidentiality Agreements

    On or prior to the Closing Date, Seller shall provide Buyer with originals, or true, correct and redacted copies of all confidentiality agreements pursuant to which, since December 31, 2000, in connection with the proposed sale of the FPGA/FPSC Business or any material portion thereof, Seller or any of its Affiliates has disclosed on a confidential basis any confidential or proprietary information of, or relating to, the FPGA/FPSC Business to any Third Party. Within two Business Days after the date hereof, Seller shall request that all parties (other than any party with whom Seller is actively engaged in negotiations with respect to a potential business combination or other similar transaction not related to the FPGA/FPSC Business) who received any such confidential or proprietary information of or relating to the FPGA/FPSC Business either return or destroy such confidential or proprietary information in accordance with the provisions of the applicable confidentiality agreement.

    5.17  Advice of Changes

    Each party will promptly advise the other party in writing of (i) any event known to such party that would render any of its representations or warranties contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) any change, condition or event that has had or could reasonably be expected to have a Material Adverse Effect, or (iii) any failure of by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

    5.18  Warranty Claims and Recalls

    Seller shall process and approve product warranty claims, product recalls, excess or obsolete product returns and stock rotations and perform warranty and recall work required after the Closing for products sold or consigned by the FPGA/FPSC Business on or prior to the Closing Date in substantially the same manner as the FPGA/FPSC Business did on or prior to the Closing Date. In the event that Seller requires Buyer's assistance in performing any such activities, Buyer agrees to provide such assistance on a transition basis in accordance with the terms and conditions of the Transition Services Agreement.

    5.19  Assistance with Nonassignable Licenses

    Upon Buyer's request from the date hereof through the date 90 days after the Closing, Seller shall assist Buyer in obtaining, at Buyer's sole expense, a license to third party Intellectual Property that was licensed to Seller for use in operation of the FPGA/FPSC Business if such Intellectual Property was licensed to Seller pursuant to a Nonassignable License or will not be sublicensed by Seller to Buyer in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing obligation of Seller shall be limited to assisting in situations where, as between Buyer and Seller, Seller is best situated to facilitate Buyer obtaining the relevant license (e.g., where the relevant Intellectual Property is not generally commercially available).

6.  Confidential Nature of Information

    6.1  Confidentiality Agreement

    Buyer and Seller agree that the Confidentiality Agreement shall continue to apply to (a) all documents, materials and other information that it shall have obtained regarding the other party or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents, and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that, the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or an Affiliate of Seller the ownership of which is transferred to Buyer.

    6.2  Seller's Proprietary Information

    (a) Except as provided in Section 6.2(b), after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller's and its Affiliates' Proprietary Information that is received from, or made available by, Seller or is otherwise exposed to Buyer in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about the FPGA/FPSC Business's business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Proprietary Information as is conveyed to Buyer as part of the Purchased Assets.

    (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that:

       (i) at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer's possession;

      (ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

      (iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

      (iv) to the extent it is independently developed by Buyer; or

      (v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

    (c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer's counsel compelled to disclose the Proprietary

Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

    6.3  Buyer's Proprietary Information

    (a) Except as provided in Section 6.3(b), after the Closing Date and for a period of five (5) years thereafter, Seller agrees that it will keep confidential all of Buyer's and its Affiliates' Proprietary Information that is conveyed to Buyer as part of the Purchased Assets or is assigned as part of the Assumed Liabilities or is otherwise exposed to Seller in the course of the transactions contemplated hereby, including, for purposes of this Section 6.3, information about the FPGA/FPSC Business's business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.

    (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Seller shall have no obligation with respect to any such Proprietary Information that, following the Closing:

       (i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller;

      (ii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement; or

      (iii) is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

    (c) If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Proprietary Information, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller's counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, Seller (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Seller will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

    6.4  Confidential Nature of this Agreement and Collateral Agreements; Public Disclosure

    Except to the extent that disclosure thereof is required under accounting rules, stock exchange or market rules, or federal securities or labor relations Laws disclosure obligations, each of Seller and Buyer agree that the terms and conditions of this Agreement and the Collateral Agreements, and all schedules, attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, (a) in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6, and (b) the restrictions on confidentiality set forth in any Collateral Agreement shall supersede this Article 6 for the information subject thereto. Notwithstanding the foregoing, either party may disclose these agreements to its advisors and consultants, to its lenders and in connection with any merger, sale or similar transaction provided that any such party agrees to the same confidentiality obligations applicable to the providing party.

7.  Closing

    At the Closing, the following transactions shall take place:

    7.1  Deliveries by Seller

    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

    (a) each of the Collateral Agreements, dated as of the Closing Date, duly executed by Seller and in the case of the Intellectual Property Agreement, Agere Guardian;

    (b) evidence, reasonably satisfactory to Buyer, of the receipt of the consents and waivers required to be obtained as identified on Schedule 8.2(c);

    (c) a certificate of an appropriate officer of Seller, dated as of the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.2(a), (b) and (d);

    (d) a certificate of the Secretary or Assistant Secretary's of Seller, dated as of the Closing Date, in customary form and substance; and

    (e) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, dated as of the Closing Date, as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer pursuant to this Agreement and to put Buyer in actual possession or control of the Purchased Assets.

    The delivery of the certificate pursuant to 7.1(c) shall be deemed to be the re-making by Seller of the representations and warranties of Seller set forth in this Agreement at and as of the Closing.

    7.2  Deliveries by Buyer

    At the Closing Date, Buyer shall deliver to Seller the following:

    (a) the Purchase Price as provided in Section 2.3;

    (b) each of the Collateral Agreements, dated as of the Closing Date, duly executed by Buyer;

    (c) a certificate of an appropriate officer of Buyer, dated as of the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.3(a) and (b);

    (d) a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, in customary form and substance; and

    (e) all such other documents and instruments of assumption, dated as of the Closing Date, as Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.

    The delivery of the certificate pursuant to 7.2(c) shall be deemed to be the re-making by Buyer of the representations and warranties of Buyer set forth in this Agreement at and as of the Closing.

    7.3  Closing Date

    The Closing shall take place at the offices of Seller, 555 Union Boulevard, Allentown, Pennsylvania, at 10:00 a.m. local time within three (3) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date").

    7.4  Contemporaneous Effectiveness

    All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.  Conditions Precedent to Closing

    8.1  General Conditions

    The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

    (a) No Injunctions; Legal Proceedings. No Law or order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or the Collateral Agreements. No legal action shall have been instituted and remain pending by any Governmental Body at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the consummation of this Agreement or the Collateral Agreements.

    (b) Antitrust Laws. Any applicable waiting period under the HSR Act and under any reasonably applicable foreign antitrust Laws relating to the transactions contemplated by this Agreement and the Collateral Agreements shall have expired or been terminated.

    8.2  Conditions Precedent to Buyer's Obligations

    The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

    (a) Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality or material adverse effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the dates set forth above, could not reasonably be expected to have a Material Adverse Effect.

    (b) Performance by Seller. Seller shall have delivered or cause to be delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its controlled Affiliates prior to or at the Closing, including duly executing and delivering the Collateral Agreements.

    (c) Required Consents. The Seller shall have obtained the consents and waivers identified on Schedule 8.2(c).

    (d) Material Adverse Effect. From the date hereof, there shall not have occurred any Material Adverse Effect.

    (e) Receipt of SEC Waiver. Buyer shall have obtained the waiver from the SEC described in Section 5.1(c).

    8.3  Conditions Precedent to Seller's Obligations

    The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

    (a) Representations and Warranties of Buyer True and Correct at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality or material adverse effect) both when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the Closing Date could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

    (b) Performance by Buyer. Buyer shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its controlled Affiliates prior to or at the Closing, including duly executing and delivering the Collateral Agreements.

9.  Status of Agreement

    The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

    9.1  Survival of Representations and Warranties

    The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and shall terminate at the close of business on the date that is eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing, (i) the representations and warranties of Seller set forth in Section 3.5(a) (Title to Property) shall survive the Closing indefinitely and without limitation as to duration, and (ii) the representations and warranties of Seller set forth in Section 3.13 (Intellectual Property) shall survive the Closing until the close of business on the date that is forty-eight (48) months after the Closing Date, and (iii) the representations and warranties of Seller set forth in Section 3.11 (Environmental Matters) and Section 3.14 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations with respect thereto; and provided, further, that if (A) an action at law or in equity is commenced or (B) a claim by Buyer for indemnification pursuant to this Agreement is made in good faith, in either case, prior to the expiration of the applicable survival period of such representation and warranty, then such representation and warranty shall survive until such claim is finally resolved (the "Expiration Date"). Neither Seller nor Buyer shall have any liability whatsoever with respect to any claim or action with respect to any such representations or warranties after such Expiration Date.

    9.2  General Agreement to Indemnify

    (a) Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, and Affiliates thereof, and any director, officer or employee of such other party or Affiliates thereof (each an "Indemnified Party") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, amounts paid in settlement, penalties, fines, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party arising out of, resulting from, or relating to: (i) any failure of any representation or warranty of the Indemnifying Party to have been true and correct when made or deemed made as of the Closing Date, or at such different date or period specified for such representation or warranty; or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

    (b) Seller further agrees to indemnify and hold harmless any Indemnified Party of Buyer from and against any Losses incurred or suffered by such Indemnified Party of Buyer arising out of, resulting from, or relating to: (i) any of the Excluded Liabilities; (ii) Seller's failure to comply with applicable Bulk Sales Laws notwithstanding the waiver contained in Section 2.9; and (iii) any claims with respect to, or arising out of, any Business Employee in connection with any Benefit Plan or such Business Employee's employment or termination thereof with Seller or any of its Affiliates and any Liabilities that are obligations of the Seller or any of its Affiliates under Section 5.4.

    (c) Buyer further agrees to indemnify and hold harmless any Indemnified Party of Seller from and against any Losses incurred or suffered by such Indemnified Party of Seller arising out of, resulting from, or relating to: (i) any of the Assumed Liabilities; (ii) medical, health or disability claims of any Transferred Employee under any benefit plan of Buyer or its Affiliates; (iii) any Liability of Buyer with respect to FPGA/FPSC Business or the Purchased Assets, solely with regard to conditions or events occurring after the Closing, in each case as conducted or used by Buyer after the Closing; and (iv) any Liabilities of Buyer with respect to, or arising out of, the employment by Buyer or the termination of employment by Buyer of any Transferred Employee after the Closing.

    (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to use their reasonable commercial efforts to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3 and Treasury Reg. § 1.1060-1(e)(1)(ii)(B) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

    (e) The amount of the Indemnifying Party's liability under this Agreement shall be net of any applicable insurance proceeds (reduced by the incremental costs of any increase in premiums related to such receipt of proceeds) actually received by, and Tax savings (net of all Tax costs and other effects that would result from any such Tax savings, including the positive and negative effects on any Tax attributes of Buyer), that actually reduce the overall impact of the Losses upon, the Indemnified Party. In computing the amount of any such Tax savings, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any payment of any indemnified Loss. Notwithstanding this Section 9.2(e), in no event shall any Indemnified Party be required to take any action, or forebear from exercising any right, with respect to its Taxes or the filing of its Returns. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of each Indemnified Party of the other party hereto on the same terms as are applicable to such other party.

    (f)  The Indemnifying Party's liability for all claims made under Section 9.2(a)(i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $1,500,000, in which case the Indemnifying Party shall be liable for all Losses starting from the first dollar of such Losses, and (ii) the Indemnifying Party's aggregate liability for all such claims shall not exceed $100,000,000. Notwithstanding the above provisions of this Section 9.2(f), the limitations provided in this Section 9.2(f) shall not apply to (i) any claim for fraud or intentional misrepresentation, or (ii) any claim for breach of any agreement or covenant contained herein.

    (g) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the covenants, agreements, representations or warranties contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (i) bringing an action for specific performance or other equitable remedy for a breach of covenant or agreement under this Agreement, or (ii) pursuing remedies under applicable Law for fraud or intentional misrepresentation.

    (h) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, provided, however, that the foregoing shall not be construed (i) to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims and (ii) shall not apply to any remedies under applicable Law for fraud or intentional misrepresentation. Both parties shall mitigate their damages as may be required by applicable Law.

    (i)  The rights to indemnification under this Section 9.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification.

    9.3  General Procedures for Indemnification

    (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify in writing the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by any third party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), to assume the defense and control the settlement of such Third-Party Claim (with counsel reasonably acceptable to the Indemnified Party) that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages and, such equitable relief, if reasonably expected to be awarded, would not be reasonably expected to be material to Buyer; provided, however, that the Indemnifying Party shall not impair the defense of the Indemnified Party with respect to any claims for equitable relief against the Indemnified Party. Failure by the Indemnifying Party to so notify the Indemnified Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim.

    (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

    (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent or agree to a compromise or settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld subject to the next sentence) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete written release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

    (d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party; but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall have been incurred. Such notice shall be given promptly after the Indemnified Party becomes aware of the basis for each such a claim. The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.2, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating with particularity the basis upon which it contests the existence or amount thereof.

10. Miscellaneous Provisions

    10.1  Notices

    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (i) on the third Business Day from mailing, if mailed by certified or registered mail, return receipt requested, (ii) on the next Business Day if sent by Federal Express or other nationally recognized express carrier, fee prepaid, (iii) upon confirmation of receipt if sent via facsimile, or (iv) on the day of delivery if delivered personally, in each case, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to Seller, to:	Agere Systems Inc. Attn: Executive Vice President 555 Union Boulevard Allentown, PA 18109 United States of America Facsimile: (610) 712-5336
With a copy to:	Agere Systems Inc. Attn: Vice President—Law 555 Union Boulevard Allentown, PA 18109 United States of America Facsimile: (610) 712-5336
(b) If to Buyer, to:	Lattice Semiconductor Corporation 5555 N.E. Moore Court Hillsboro, Oregon 97124-6421 Attention: General Counsel Facsimile: (503) 268-8077
With a copy to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attention: Larry W. Sonsini, Esq. John A. Fore, Esq. Facsimile: (650) 493-6811

    10.2  Expenses

    Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

    10.3  Entire Agreement; Modification

    The agreement of the parties, which consists of this Agreement, the Collateral Agreements, the Schedules and Exhibits hereto and thereto and through Closing, the Confidentiality Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and, with respect to any waiver of rights under this Agreement, in accordance with Section 11.3.

    10.4  Assignment; Binding Effect; Severability

    This Agreement may not be assigned by any party hereto without the other party's written consent; provided, however, that Buyer may assign (a) its right to acquire the Purchased Assets and obligation to assume the Assumed Liabilities to one or more of its controlled Affiliates as contemplated by, and subject to the restrictions set forth in, Section 1.3, and (b) this Agreement to a purchaser or acquirer of all or substantially all of the business or assets of Buyer, whether by merger, reorganization, consolidation, amalgamation, sale of stock or assets, but any such assignment will not relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

    10.5  Governing Law

    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

    10.6  Waiver of Jury Trial

    Each party hereby waives, and agrees to cause each of its controlled Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver.

    10.7  Execution in Counterparts

    This Agreement may be executed and delivered in any number of counterparts, including delivery by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    10.8  Public Announcement

    Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not apply to communications or disclosures necessary to comply with accounting rules, stock exchange or market rules or federal securities or labor relations Law disclosure obligations.

    10.9  No Third-Party Beneficiaries

    Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Article 9), or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement (except for Indemnified Parties as provided in Article 9). Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any benefit plan, policy or procedure maintained by Seller or Buyer. No third party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No third party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Article 9).

11. Termination and Waiver

    11.1  Termination

    This Agreement may be terminated at any time prior to the Closing by:

    (a) Mutual Consent. The mutual written consent of Buyer and Seller;

    (b) Failure of Buyer Condition. Buyer upon written notice to Seller if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer; provided, however, that, with respect to a condition relating to the failure of a representation or warranty of Seller to be true and correct or the failure to perform all of the covenants and agreements in this Agreement, such condition shall be deemed incapable of being fulfilled in the event that Seller has had an opportunity to cure for a period of twenty (20) days after written notice of breach; provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

    (c) Failure of Seller Condition. Seller upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived in writing by Seller; provided, however, that, with respect to a condition relating to the failure of a representation or warranty of Buyer to be true and correct or the failure to perform all of the covenants and agreements in this Agreement, such condition shall be deemed incapable of being fulfilled in the event that Buyer has had an opportunity to cure for a period of twenty (20) days after written notice of breach; provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

    (d) Court or Administrative Order. Buyer or Seller if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

    (e) Delay. Buyer or Seller if the Closing shall not have occurred by February 7, 2002;

provided, however, that the party seeking termination pursuant to clause (b), (c) or (e) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

    11.2  Effect of Termination

    In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no further force or effect without any liability on the part of any party hereto or its directors, officers or stockholders, except for the obligations of the parties hereto under Article 6, Section 10.2, Section 10.8 and this Section 11.2; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any of any covenant or agreement set forth in this Agreement prior to such termination.

    11.3  Waiver of Agreement

    Any term or condition hereof may be waived at any time prior to the Closing by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

    [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

AGERE SYSTEMS INC.
By:	/s/ SOHAIL A. KHAN

Name: Sohail A. Khan Title: EVP, Agere Systems
LATTICE SEMICONDUCTOR CORPORATION
By:	/s/ STEVE LAUB

Name: Steve Laub Title: President

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ASSET PURCHASE AGREEMENT
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